Exhibit 99.1

InsWeb Reports Third Quarter Results

SACRAMENTO, Calif., October 25, 2006 — InsWeb Corp. (Nasdaq: INSW) today announced results for the third quarter ended September 30, 2006.  Revenues for the third quarter were $7.5 million, compared to $6.9 million in the third quarter of 2005 and $7.5 million in the second quarter of 2006.  Net loss for the third quarter of 2006 was $1.6 million, or $0.39 per share.  This compares to a net loss in the third quarter of 2005 of $1.4 million, or $0.34 per share, and to net income for the second quarter of 2006 of approximately $247,000, or $0.06 per share, which included a gain of $2.0 million from the sale of InsWeb Insurance Services’ property and casualty agency book of business.

“Total revenues grew approximately 9% over the same period last year on 4% fewer consumers, a result of a 14% improvement in our overall revenue per consumer,” said Hussein Enan, chairman and CEO of InsWeb.  “Since launching our AgentInsider™ lead generation offering a year ago, we are very pleased with the development of the program. With the platform now firmly in place, our objective is to increase the number of active agents and the depth of participation by the AgentInsider agent base.  We began to see this during the third quarter, as the total number of leads purchased increased 11% sequentially among the more than 2,600 agents actively participating in the program.”  Mr. Enan added, “It’s been two years since the launch of our term-life agency, and it is proving successful and generating consistent revenues, although we continue to explore methods to streamline the time-consuming policy fulfillment process, which will improve our returns on this business unit.”

Chief Financial Officer Bill Griffin stated, “At the end of our third quarter we completed a headcount reduction in areas primarily related to technology initiatives that are substantially complete.  Our total headcount at September 30, 2006 was reduced to 95, compared to 127 at June 30, 2006. This action resulted in a charge of $240,000 for severance related costs, which is included in our September 30, 2006 quarterly operating expenses. These headcount expense savings, in addition to other operating expense reductions enacted in the past three months, should result in approximately $3 million in cost savings in our non-marketing expenses over the next year.”

Financial Highlights and Metrics:

Revenues:	Sept 30, 2006	June 30, 2006	Sept 30, 2005
Transaction fee revenues:
Auto insurance	$5,549,000	$5,692,000	$5,509,000
Term life insurance	1,310,000	1,267,000	1,219,000
Other insurance offerings	562,000	470,000	71,000
	7,421,000	7,429,000	6,799,000
Development and maintenance fees	84,000	88,000	99,000
Total revenues	$7,505,000	$7,517,000	$6,898,000

Direct Marketing (Consumer Acquisition):	Sept 30, 2006	June 30, 2006	Sept 30, 2005
Direct marketing costs	$5,198,000	$5,158,000	$4,365,000
Direct marketing as a percent of revenues	69%	69%	63%
Number of consumers	1,514,000	1,518,000	1,584,000
Marketing cost per consumer	$3.43	$3.40	$2.76
Total revenue per consumer	$4.96	$4.95	$4.35

Definitions:

“Direct marketing costs”	Represents expenses incurred by InsWeb to drive consumer traffic to InsWeb’s online insurance marketplace;
“Number of consumers”	Represents a consumer who has started an InsWeb application;
“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

Direct marketing expenses have increased consistently over the past two years and on a year-over-year basis are up 24%, however, compared with the second quarter of 2006, direct marketing expenses have been relatively flat. Direct marketing expenses are expected to rise in the fourth quarter due to the typical seasonality in the online advertising marketplace.

Auto Marketplace:	Sept 30, 2006	June 30, 2006	Sept 30, 2005
Auto insurance revenues	$5,549,000	$5,692,000	$5,509,000
Number of consumers	1,359,000	1,378,000	1,496,000
Revenue per consumer	$4.08	$4.13	$3.68

A significant share of InsWeb’s auto marketplace revenues is derived from its two initiatives to sell consumer leads to local insurance agents, InsWeb’s internal program (AgentInsider) and a third party agent network (NetQuote, Inc.).  NetQuote represented 19% of auto transaction fees for the third quarter of 2006, and on September 29, 2006, InsWeb and NetQuote entered into another one-year agreement to continue the program.  The success of AgentInsider will be dependent on the rate of registration and the degree of participation by local personal lines insurance agents throughout the country.  At September 30, 2006, over 2,600 local insurance agents were purchasing leads, and AgentInsider’s reach (percentage of auto consumers who receive a quote from an AgentInsider agent) extended to 53% of the consumers who shop the InsWeb auto insurance marketplace, up from 46% at June 30, 2006.

Term Life Marketplace:	Sept 30, 2006	June 30, 2006	Sept 30, 2005
Term life insurance revenues	$1,310,000	$1,267,000	$1,219,000
Number of consumers	70,000	68,000	62,000
Number of closed policies	1,381	1,450	1,292

Other Highlights

•                  Cash and short-term investments at September 30, 2006 were $7.5 million;

•                  Accounts receivable at quarter end were $2.9 million, representing 38 days sales outstanding;

•                  Total staff was 95 as of September 30, 2006, compared to 127 as of June 30, 2006.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of strategic initiatives, including AgentInsider and the term life agency; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except per share amounts ]

[  unaudited  ]

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Transactions	$7,421	$6,799	$22,415	$18,927
Development and maintenance fees	84	99	262	269
Total revenues	7,505	6,898	22,677	19,196

Operating expenses:
Direct marketing	5,198	4,365	15,300	11,026
Sales and marketing	1,896	1,699	5,927	5,028
Technology	1,269	1,332	3,738	4,121
General and administrative	829	974	3,080	3,177
Total operating expenses	9,192	8,370	28,045	23,352
Loss from operations	(1,687)	(1,472)	(5,368)	(4,156)
Interest income	92	101	286	289
Other income (expense), net	5	—	2,048	—
Net income (loss)	$(1,590)	$(1,371)	$(3,034)	$(3,867)

Basic and diluted per share information:
Net income (loss)	$(0.39)	$(0.34)	$(0.74)	$(0.90)

Weighted average shares used in computing
net income (loss) per share — basic and
diluted (1)	4,093	4,051	4,089	4,291

(1)             Shares used in the computation of net income (loss) per share of common stock are based on the weighted average number of shares outstanding in each period.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	September 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$7,474	$9,073
Short-term investments	—	1,233
Total cash and short-term investments	7,474	10,306
Accounts receivable, net	2,927	2,297
Prepaid expenses and other current assets	651	545
Total current assets	11,052	13,148

Property and equipment	434	524
Other assets	337	346
Total assets	$11,823	$14,018

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,604	$2,655
Accrued expenses	2,638	3,094
Deferred revenue	185	128
Total current liabilities	6,427	5,877

Commitments and contingencies :
Shareholders’ equity
Common stock	7	7
Paid-in capital	203,347	203,059
Treasury stock	(6,334)	(6,334)
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(191,624)	(188,590)
Total shareholders’ equity	5,396	8,141
Total liabilities and shareholders’ equity	$11,823	$14,018